EXHIBIT 5.2

June 20, 2025

Omega Healthcare Investors, Inc.

303 International Circle

Suite 200

Hunt Valley, Maryland 21030

Re: Offering of Senior Notes

We have served as special counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the “Company”), and OHI Healthcare Properties Limited Partnership, a Delaware limited partnership and a subsidiary of the Company (the “Subsidiary Guarantor”), in connection with that certain Underwriting Agreement, dated as of June 10, 2025 (the “Underwriting Agreement”), among Wells Fargo Securities, LLC, BofA Securities, Inc., Credit Agricole Securities (USA) Inc. and J.P. Morgan Securities LLC, on behalf of themselves and as the representatives of the several underwriters named on Schedule 1 thereto (collectively, the “Underwriters”), the Company and the Subsidiary Guarantor, providing for, among other things, the offering of $600,000,000 aggregate principal amount of the Company’s 5.200% Senior Notes due 2030 (the “Notes”). The Notes are being offered pursuant to the Company’s Registration Statement (as amended, the “Registration Statement”) on Form S-3 (File No. 333-282376) as filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2024, the form of prospectus included therein (the “Basic Prospectus”), and the Prospectus Supplement dated June 10, 2025 (the “Prospectus Supplement,” and together with the Basic Prospectus, the “Prospectus”). The Notes and the Guarantee of the Notes (the “Guarantee”) are being issued pursuant to that certain Indenture dated as of June 20, 2025 (the “Base Indenture”), by and among the Company, the Subsidiary Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture dated as of June 20, 2025 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection herewith, we have examined:

(1)	the Registration Statement;

(2)	the Underwriting Agreement;

(3)	the Indenture;

(4)	the form of Notes attached as Exhibit A to the Indenture;

Omega Healthcare Investors, Inc.

June 20, 2025

(5)	the form of Guarantee attached as Exhibit B to the Indenture;

(6)	the Prospectus;

(7)	the limited partnership agreement of the Subsidiary Guarantor, as in effect on the date hereof and as certified by the Secretary of the Subsidiary Guarantor; and

(8)	a certificate of the Secretary of the Subsidiary Guarantor, certifying as to resolutions relating to the transactions referred to herein and the incumbency of officers.

The documents referenced as items (1) through (8) above are collectively referred to as the “Reviewed Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other limited partnership records, agreements and instruments of the Subsidiary Guarantor, certificates of public officials and officers or other appropriate representatives of the Subsidiary Guarantor, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the SEC’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals or such latter documents. If any document we examined in printed, word processed or similar form has been filed with the SEC on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Subsidiary Guarantor.

In connection herewith, we have assumed that, other than with respect to the Subsidiary Guarantor, all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents have been duly authorized by all such parties and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We understand that Shapiro Sher Guinot & Sandler, P.A., special Maryland counsel to the Company, is delivering to you an opinion letter, dated the date hereof, with respect to certain of the foregoing matters and other matters addressed therein. With your permission, we have assumed the correctness of the conclusions set forth in such opinion letter and express no opinion herein with regard thereto.

Omega Healthcare Investors, Inc.

June 20, 2025

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that (i) when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture, and issued and delivered to the Underwriters in exchange for payment for the Notes in accordance with the terms of the Indenture and the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (ii) when the Guarantee has been duly issued and delivered by the Subsidiary Guarantor in accordance with the terms of the Indenture and the Underwriting Agreement for value received, the Guarantee will constitute a valid and binding obligation of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)            Our opinions set forth herein reflect only the application of New York State law (excluding, without limitation, (A) all laws, rules and regulations of cities, counties and other political subdivisions of New York and (B) the securities, blue sky and criminal laws of New York, as to which we express no opinion), and to the extent required by the foregoing opinions, the Delaware Revised Uniform Limited Partnership Act (6 Delaware Code Chapter 17), (the jurisdictions referred to in this sentence being sometimes collectively referred to herein as the “Opinion Jurisdictions”). The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of the laws of any jurisdiction other than the Opinion Jurisdictions, or in the case of Delaware, any other laws of such state.

(b)            Our opinions contained herein are limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(c)             Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, wilful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

Omega Healthcare Investors, Inc.

June 20, 2025

(d)            We express no opinion as to:

(i)         the enforceability of (A) any provision of the Indenture or the Notes (together, the “Operative Documents”) purporting or attempting to (1) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Company, the Subsidiary Guarantor or any other person to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, legal defenses, statutes of limitations, statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law or (7) provide for or grant a power of attorney, or (B) any provision of the Operative Documents relating to choice of law;

(ii)         the enforceability of (A) any rights to indemnification or contribution provided for in the Operative Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) any provisions in the Operative Documents purporting to provide to the Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it, or (C) provisions in the Operative Documents whose terms are left open for later resolution by the parties; or

(iii)        the validity, binding effect or enforceability of any provision in the Operative Documents that (A) purports to create joint and several liability for affiliated obligors except to the extent that each such affiliated obligor may be determined to have benefited from the incurrence of the obligations by its affiliated obligors or whether such benefit may be measured other than by the extent to which the proceeds of the obligations incurred by its affiliated obligors are, directly or indirectly, made available to such affiliated obligor for its corporate, limited liability company or other analogous purposes or (B) seeks to preserve the solvency of the Subsidiary Guarantor by purporting to limit the amount of the liability of, and/or to provide rights of contribution in favor of, the Subsidiary Guarantor.

(e)            Enforceability of the Guarantee is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantee may be unenforceable under or limited by the laws of the Opinion Jurisdictions; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantee, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantee after execution and delivery of the Guarantee may prevent the practical realization of the benefits intended by the Guarantee through a release or discharge of the Subsidiary Guarantor.

Omega Healthcare Investors, Inc.

June 20, 2025

We do not render any opinions except as set forth above. We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to Bryan Cave Leighton Paisner LLP under the heading “Certain Legal Matters” in the Prospectus. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Notes. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder. This opinion is expressed as of the date hereof, and we are under no obligation to advise you of, supplement, or revise our opinion to reflect, any changes (including changes that have retroactive effect) in applicable law or any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP

Bryan Cave Leighton Paisner LLP